   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000.

                                                      REGISTRATION NO. 333-92969
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      FRONTLINE COMMUNICATIONS CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                 DELAWARE                                      7374                                     13-3950283
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)

                            ------------------------

                         ONE BLUE HILL PLAZA, 7TH FLOOR
                          PEARL RIVER, NEW YORK 10965
                                 (914) 623-8553
              (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                    OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

               STEPHEN J. COLE-HATCHARD, CHIEF EXECUTIVE OFFICER
                      FRONTLINE COMMUNICATIONS CORPORATION
                         ONE BLUE HILL PLAZA, 7TH FLOOR
                          PEARL RIVER, NEW YORK 10965
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:


                     ROBERT J. MITTMAN, ESQ.                                           HENRY O. SMITH III, ESQ.
                BLANK ROME TENZER GREENBLATT LLP                                          PROSKAUER ROSE LLP
                      THE CHRYSLER BUILDING                                                  1585 BROADWAY
                      405 LEXINGTON AVENUE                                                NEW YORK, NY 10036
                       NEW YORK, NY 10174                                            TELEPHONE NO. (212) 969-3000
                  TELEPHONE NO. (212) 885-5000                                      TELECOPIER NO. (212) 969-2900
                 TELECOPIER NO. (212) 885-5001


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request (subject to certain conditions) shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any person (which includes directors and officers) whom the Registrant is empowered to indemnify pursuant to Section 145 of the DCGL, for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than the underwriting discounts and commissions and the Representative's non-accountable expense allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC registration fee................................................................................  $   5,347.98
NASD filing fee.....................................................................................  $      2,150
Legal fees and expenses*............................................................................  $    275,000
Printing and engraving costs*.......................................................................  $    100,000
Accounting fees and expenses*.......................................................................  $    100,000
American Stock Exchange listing fees and related expenses*..........................................  $     30,000
Transfer agent fees.................................................................................  $      3,500
Miscellaneous*......................................................................................  $  84,002.02
                                                                                                      ------------
     Total..........................................................................................  $    600,000
                                                                                                      ------------
                                                                                                      ------------

------------------

*  Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The Company has made the following sales of unregistered securities in the past three years:

     In February 1997, the Company issued an aggregate of 1,148,000 shares of its common stock for consideration of $.01 per share to the following persons:
Nicko Feinberg, Michael Char, Stephen J. Cole-Hatchard, Stephen Cole-Hatchard Family Limited Partnership, Michael Olbermann, Vestrco, Inc., Nino Fontana, Michael Garvey, Jeffrey Cohen, Edward Anderson, Peter Morris and Jay Edward & Partners, Ltd.

     In February 1997, the Company issued options to purchase an aggregate of 165,600 shares of common stock (net of forfeitures) to: Michael Garvey, Jeffrey Cohen, Sharon Baker, Ron Signore, Chris Ann Stolecki and Jennifer Brodil. Options issued to Ms. Baker and Mr. Signore were issued in consideration of consulting services.

     In May 1997, the Company issued an aggregate of 160,000 shares of common stock for consideration of $2.00 per share to the following persons: Allen Markowitz, William A. Barron, The Rough Group, Robert E. Sullivan and Virginia
M. Sullivan, Richard Baker, William E. Stolecki and James W. Stolecki, Doris Cole-Hatchard, Patrick Keenan, Douglas J. Cole-Hatchard Jr., James P. Quinn and Deborah A. Quinn, William J. Collins, Lewis L. Prince, Michael J. Dooling, Maureen T. Donoghue, Geraldine Garvey, Edwin Kahn and Wilma R. Kahn, Bruce G. Tracy, Elizabeth M. Dooling and FKF Holding Company, L.P.

     In December 1997, the Company issued 100,000 shares of common stock and options to purchase 80,000 shares to Ronald Shapss in consideration of consulting services. In addition, 300,000 warrants were issued to Edward Anderson (40,000), Doris Cole-Hatchard (64,000) and The Rough Group (196,000) in connection with a private placement.

     In October 1998, the Company issued 10 shares of Series A convertible preferred stock to the stockholders of WOWFactor, Inc. in connection with the Company's acquisition of all of the outstanding common stock of WOWFactor, Inc. The Series A preferred stock is convertible into 98,462 shares of common stock.

     In December 1998, the Company issued 113,364 shares of common stock to the stockholders of Webspan, Inc. in connection with its acquisition of substantially all of the assets of Webspan, Inc.

     In March 1999, the Company issued 158,856 shares of its common stock and warrants to purchase 17,330 shares of common stock to two investors in a private transaction for aggregate consideration of $2,000,000 and issued warrants to purchase 4,332 shares of common stock to the placement agent.

     In April 1999, the Company issued 10,000 shares of common stock to Webspan, Inc. for the use of equipment and services of Webspan, Inc.

     In May 1999, the Company issued 41,204 shares of common stock in connection with the acquisition of WebPrime, Inc.

     In May 1999, the Company issued 9,232 shares of common stock and options to purchase 768 shares in connection with the acquisition of ChanneliShop.com.

     In May 1999, an officer of the Company exercised options to acquire 15,000 shares of common stock pursuant to the Company's stock option plan in exchange for an interest-bearing secured promissory note in the principal amount of $37,500.

     In July 1999, the Company issued 99,900 shares of common stock and warrants to purchase 10,900 shares of common stock to two investors for aggregate consideration of $1,000,000, and issued warrants to purchase 2,725 shares of common stock to the placement agent.

     In July 1999, the Company issued warrants to purchase 25,000 shares of common stock to JW Genesis Capital Markets, Inc. in exchange for consulting services.

     In August 1999, the Company issued 13,700 shares upon the exercise of outstanding warrants.

     In September 1999, the Company issued 5,974 shares of common stock to Martin Janis & Co. in exchange for services rendered pursuant to a consulting agreement.

     In October 1999, the Company issued 33,065 shares of common stock in connection with the acquisition of assets of United Computer Specialists, Inc.

     In October 1999, the Company issued 105,263 shares of common stock and warrants to purchase 11,483 shares of common stock to two investors for aggregate consideration of $500,000, and issued warrants to purchase 2,871 shares of common stock to the placement agent.

     In December 1999, the Company issued 26,538 shares of common stock in connection with the acquisition of FrontHost, LLC.

     In December 1999, the Company issued 135,870 shares of common stock and warrants to purchase 14,827 shares of common stock to two investors for aggregate consideration of $750,000, and issued warrants to purchase 3,707 shares of common stock to the placement agent.

     In December 1999, the Company issued 98,462 shares of common stock upon the conversion of all outstanding shares of the Company's Series A convertible preferred stock.

     In January 2000, the Company issued 3,330 shares of common stock as consideration for professional services rendered.

     From April 1999 to December 1999, the Company issued an aggregate of 239,716 shares of common stock pursuant to repricing rights.

     From February 1997 to January 2000, the Company issued an aggregate of 129,916 shares of common stock upon the exercise of options granted under its stock option plan.

     Each of the above investors had full access to information relating to the Company and represented to the Company that he or she had the required investment intent. Each of the above investors was sophisticated in that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment. In addition, the above-referenced securities bear appropriate restrictive legends, and stop transfer orders were placed against such securities.

     In connection with these issuances, the Company relied on the exemption from registration offered by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering.

ITEM 27. EXHIBITS.


EXHIBIT NO.   DESCRIPTION
-----------   -----------------------------------------------------------------------------------------------------
     1.1      Form of Underwriting Agreement between the Company and the Representative.
     3.1      Certificate of Incorporation of the Company.+
     3.2      Certificate of Amendment of the Certificate of Incorporation of the Company.++++++
     3.3      Certificate of Amendment of the Certificate of Incorporation of the Company.*
     3.4      By-Laws of the Company.+
     4.1      Certificate of Designation of Series A preferred stock.++
     4.2      Certificate of Designation of Series B preferred stock.
     4.3      Form of Representative's Warrant Agreement, including Form of Warrant Certificate.
     5.1      Opinion of Blank Rome Tenzer Greenblatt LLP.
    10.1      Employment Agreements with Messrs. Stephen Cole-Hatchard, Nicko Feinberg and Michael Olbermann.+
    10.2      Employment Agreement with Amy Wagner-Mele.*
    10.3      Employment Agreement with Vasan Thatham.*
    10.4      Employment Agreement with Jodie L. Jackson.*
    10.5      Stock Purchase Agreement dated as of October 1, 1998 by and among the Company, WOWFactor, Inc. and the WOWFactor, Inc. stockholders.++
    10.6      Form of Registration Rights Agreement among the Company and the WOWFactor, Inc. Stockholders.++
    10.7      Letter Offer to Purchase Substantially all of the Assets of US Online, Inc.+++
    10.8      Asset Purchase Agreement dated as of November 24, 1998 by and among the Company, Webspan, and the sole stockholder of Webspan.++++

EXHIBIT NO.   DESCRIPTION
  -------     -----------------------------------------------------------------------------------------------------
    10.9      Amendment to Asset Purchase Agreement dated December 17, 1998 by and among the Company, Webspan, and the sole stockholder of Webspan.++++
    10.10     Form of Registration Rights Agreement among the Company and the sole stockholder of Webspan.++++
    10.11     1997 Stock Option Plan of the Company.+
    10.12     Stock Purchase Agreement dated March 25, 1999.+++++
    10.13     Registration Rights Agreement dated March 25, 1999.+++++
    10.14     Stock Purchase Agreement dated as of July 8, 1999.*
    10.15     Registration Rights Agreement dated as of July 8, 1999.*
    10.16     Stock Purchase Agreement dated as of October 7, 1999.*
    10.17     Registration Rights Agreement dated as of October 7, 1999.*
    10.18     Stock Purchase Agreement dated as of December 10, 1999.*
    10.19     Registration Rights Agreement dated as of December 10, 1999.*
    10.20     Office Lease between Registrant and Glorious Sun Robert Martin LLC.+
    10.21     Amendment No. 1 to Office Lease.*
    10.22     Amendment No. 2 to Office lease.*
    10.23     Promissory Note of Amy Wagner-Mele dated as of June 1, 1999.*
    21.1      Subsidiaries of the Company.*
    23.1      Consent of BDO Seidman, LLP*
    23.2      Consent of Joseph J. Repko, CPA*
    23.3      Consent of Steven H. Mermelstein, CPA*
    23.4      Consent of Blank Rome Tenzer Greenblatt LLP (included in opinion filed as Exhibit 5)
    24.1      Power of Attorney (included in the signature page of this Registration Statement).


------------------
*       Previously filed.

**      To be filed by amendment.

+ Incorporated by reference to the applicable exhibit contained in the Company's Registration Statement on Form SB-2 (file no. 333-34115).

++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated October 9, 1998.

+++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated October 23, 1998.

++++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated December 17, 1998.

+++++ Incorporated by reference to the applicable exhibit contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

++++++ Incorporated by reference to the applicable exhibit contained in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999.

ITEM 28. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes for the purpose of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF PEARL RIVER, STATE OF NEW YORK, ON FEBRUARY 7, 2000.


                                          FRONTLINE COMMUNICATIONS CORPORATION

                                          By:    /s/ STEPHEN J. COLE-HATCHARD
                                              ----------------------------------
                                                  Stephen J. Cole-Hatchard,
                                                  Chief Executive Officer


     EACH PERSON WHOSE SIGNATURE APPEARS BELOW ON THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT HEREBY CONSTITUTES AND APPOINTS STEPHEN J. COLE-HATCHARD, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES (UNTIL REVOKED IN WRITING) TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS AND AMENDMENTS THERETO) TO THIS REGISTRATION STATEMENT ON FORM SB-2 OF FRONTLINE COMMUNICATIONS CORPORATION AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   ------------------
       /s/ STEPHEN J. COLE-HATCHARD         Chief Executive Officer, President and          February 7, 2000
------------------------------------------  Director (Principal Executive Officer)
         Stephen J. Cole-Hatchard

            /s/ NICKO FEINBERG              Director                                        February 7, 2000
------------------------------------------
              Nicko Feinberg

          /s/ MICHAEL OLBERMANN             Director                                        February 7, 2000
------------------------------------------
            Michael Olbermann

            /s/ VASAN THATHAM               Chief Financial Officer and Executive Vice      February 7, 2000
------------------------------------------  President (Principal Financial and
              Vasan Thatham                 Accounting Officer)

            /s/   *                         Director                                        February 7, 2000
------------------------------------------
              Ronald Signore

            /s/   *                         Director                                        February 7, 2000
------------------------------------------
              William Barron

* By:  /s/ STEPHEN J. COLE-HATCHARD
------------------------------------
           Stephen J. Cole-Hatchard
           Attorney-In-Fact




                                 EXHIBIT INDEX


EXHIBIT NO.   DESCRIPTION
-----------   -----------------------------------------------------------------------------------------------------
     1.1      Form of Underwriting Agreement between the Company and the Representative.
     3.1      Certificate of Incorporation of the Company.+
     3.2      Certificate of Amendment of the Certificate of Incorporation of the Company.++++++
     3.3      Certificate of Amendment of the Certificate of Incorporation of the Company.*
     3.4      By-Laws of the Company.+
     4.1      Certificate of Designation of Series A preferred stock.++
     4.2      Certificate of Designation of Series B preferred stock.
     4.3      Form of Representative's Warrant Agreement, including Form of Warrant Certificate.
     5.1      Opinion of Blank Rome Tenzer Greenblatt LLP.
    10.1      Employment Agreements with Messrs. Stephen Cole-Hatchard, Nicko Feinberg and Michael Olbermann.+
    10.2      Employment Agreement with Amy Wagner-Mele.*
    10.3      Employment Agreement with Vasan Thatham.*
    10.4      Employment Agreement with Jodie L. Jackson.*
    10.5      Stock Purchase Agreement dated as of October 1, 1998 by and among the Company, WOWFactor, Inc. and the WOWFactor, Inc. stockholders.++
    10.6      Form of Registration Rights Agreement among the Company and the WOWFactor, Inc. Stockholders.++
    10.7      Letter Offer to Purchase Substantially all of the Assets of US Online, Inc.+++
    10.8      Asset Purchase Agreement dated as of November 24, 1998 by and among the Company, Webspan, and the sole stockholder of Webspan.++++
    10.9      Amendment to Asset Purchase Agreement dated December 17, 1998 by and among the Company, Webspan, and the sole stockholder of Webspan.++++
    10.10     Form of Registration Rights Agreement among the Company and the sole stockholder of Webspan.++++
    10.11     1997 Stock Option Plan of the Company.+
    10.12     Stock Purchase Agreement dated March 25, 1999.+++++
    10.13     Registration Rights Agreement dated March 25, 1999.+++++
    10.14     Stock Purchase Agreement dated as of July 8, 1999.*
    10.15     Registration Rights Agreement dated as of July 8, 1999.*
    10.16     Stock Purchase Agreement dated as of October 7, 1999.*
    10.17     Registration Rights Agreement dated as of October 7, 1999.*
    10.18     Stock Purchase Agreement dated as of December 10, 1999.*
    10.19     Registration Rights Agreement dated as of December 10, 1999.*
    10.20     Office Lease between Registrant and Glorious Sun Robert Martin LLC.+
    10.21     Amendment No. 1 to Office Lease.*
    10.22     Amendment No. 2 to Office Lease.*
    10.23     Promissory Note of Amy Wagner-Mele dated as of June 1, 1999.*
    21.1      Subsidiaries of the Company.*
    23.1      Consent of BDO Seidman, LLP*
    23.2      Consent of Joseph J. Repko, CPA*
    23.3      Consent of Steven H. Mermelstein, CPA*
    23.4      Consent of Blank Rome Tenzer Greenblatt LLP (included in opinion filed as Exhibit 5)
    24.1      Power of Attorney (included in the signature page of this Registration Statement).


                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------

*       Previously filed.

**      to be filed by amendment.

+ Incorporated by reference to the applicable exhibit contained in the Company's Registration Statement on Form SB-2 (file no. 333-34115).

++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated October 9, 1998.

+++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated October 23, 1998.

++++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated December 17, 1998.

+++++ Incorporated by reference to the applicable exhibit contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

++++++ Incorporated by reference to the applicable exhibit contained in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999.